EXHIBIT 99.2(a)(4)



                  MUNIYIELD CALIFORNIA INSURED FUND II, INC.

                 Articles Supplementary creating two series of

                      Auction Market Preferred Stock(R)

         MUNIYIELD CALIFORNIA INSURED FUND II, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

         FIRST:    Pursuant to authority expressly vested in the Board of
Directors of the Corporation by Article FIFTH of its Charter, the Board of Directors has reclassified 1,800 authorized and unissued shares of common stock of the Corporation as additional preferred stock of the Corporation and has authorized the issuance of preferred stock, par value $.10 per share, liquidation preference $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, to be designated Auction Market Preferred Stock.

         SECOND:   The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such preferred stock shall be identical to the 1,800 shares of Auction Market Preferred Stock previously reclassified and authorized by the Board of Directors pursuant to Article Supplementary dated November 23, 1992 and filed on November 24, 1992 with the Maryland State Department of Assessments and Taxation. Accordingly, these Articles Supplementary hereby incorporate by reference such previously filed Articles Supplementary beginning with the section entitled "DESIGNATION" and continuing until the end of the final section entitled "Securities Depository; Stock Certificates," with the following exception:


---------
(R)      Registered trademark of Merrill Lynch & Co., Inc.

         At page 2, in the section entitle "DESIGNATION," strike out the date "November 30, 1992" and insert in lieu thereof the date "Dec. 1, 1994";

         IN WITNESS WHEREOF, MUNIYIELD CALIFORNIA INSURED FUND II, INC. has caused these presents to be signed in its name and on its behalf by a duly authorized officer, and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts herein set forth with respect to approval are true in all material respects, all on _______, 1994.

                                 MUNIYIELD CALIFORNIA INSURED FUND II, INC.



                                 By /s/ Vincent R. Giordano
                                    ----------------------------
                                    Name:  Vincent R. Giordano
                                    Title: Senior Vice President

Attest:



By /s/ Mark B. Goldfus
----------------------
Name: Mark B. Goldfus
Its:  Secretary